Exhibit 99.1

 America Greener Technologies Signs MOU with Stina Resources for Canadian Rights to Soft Wave Technology

Mesa, AZ…12/03/15– – America Greener Technologies, Inc. (AGT) (OTCQB: AGRN), an environmental technologies company, today announced that it has entered into a Memorandum of Understanding (MOU) with with Richmond, B.C. based Stina Resources Ltd. (CSE: SQA) for the Canadian Distribution Rights for AGT’s water treatment technology, AGT Soft Wave, that contemplates the parties negotiating with a view to executing a definitive final agreement in the near future. The proposed definitive agreement referenced by the MOU calls for Stina to pay AGT a total of $250,000 CDN over time, as well as an ongoing royalty for any AGT Soft Wave unit that it sells.

AGT’s proprietary Soft Wave technology promotes the elimination of chemical descaling, reductions in evaporative losses and increased cycles in process water systems. Overall, the process provides significant savings in water, energy consumption and improves equipment performance.

About AGT:
AGT is a Mesa, Arizona based environmental technologies company, offering proprietary process improvement solutions for the commercial, power generation, petrochemical and heavy industrial marketplace. AGT holds an exclusive long term (30 year) license in North America on Polarchem Cleaning System, which has proven to be safe and effective in improving operating efficiencies at power and petrochemical plants worldwide for the past 45 years, as well as providing substantial pollution control benefits to those industries. AGT also owns and operates Soft Wave, a chemical free water treatment division which employs an electrodynamic system to eliminate scale formation, lower or eliminate chemical use and provide cost and resource reductions in process water treatment.

Safe Harbor:
This press release contains forward-looking statements that relate to AGT’s plans, objectives and estimates within the meaning of the federal securities laws, including statements concerning financial projections, financing activities, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” “plans,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: problems securing the necessary financing to continue operations, problems encountered in commercializing AGT’s technology, difficulties experienced in product development, roadblocks experienced in sales and marketing activities and longer than expected project development processes. To the extent permitted by applicable law, AGT makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

CONTACT:
For further information:
Philippe Niemetz
PAN Consultants Ltd.
(212) 344-6464